Exhibit 10.66
MIDDLE MARKET
CLAIMS SERVICE AGREEMENT
Between
LIBERTY MUTUAL INSURANCE COMPANY
AND
PEERLESS INSURANCE COMPANY
Dated: January 1, 2010

CLAIMS SERVICE AGREEMENT
THIS CLAIMS SERVICE AGREEMENT, effective as of January 1, 2010 (“Service Agreement”), is made and entered into by and between Liberty Mutual Insurance Company, a Massachusetts insurance company with offices at 175 Berkeley Street, Boston, MA 02116, on behalf of itself and its affiliates when operating as the Middle Market strategic business unit (“Liberty Mutual”) and Peerless Insurance Company a New Hampshire insurance company with offices at 62 Maple Avenue, Keene, NH 03431 operating on behalf of itself, its subsidiaries and affiliates as Liberty Mutual Agency Markets (“Agency Markets”).
WITNESSETH
WHEREAS, Liberty Mutual is a business unit within the Liberty Mutual Group, a group of insurers and associated companies engaged in the transaction of insurance and other related enterprises (“Liberty Mutual Group”); and
WHEREAS, Agency Markets is also a member of the Liberty Mutual Group engaged in the transaction of property and casualty insurance business in the United States; and
WHEREAS, the parties believe it is mutually beneficial to have Agency Markets provide certain claims adjusting and related services for and on behalf of Liberty Mutual.
NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, the parties do agree as follows:
ARTICLE I
APPOINTMENT;
REGULATORY APPROVALS
Section 1.1 Appointment. Liberty Mutual hereby appoints Agency Markets as a non-exclusive contractor to provide Liberty Mutual with the Services (as defined herein), on the terms and subject to the conditions set forth herein. Agency Markets hereby accepts such appointment, on such terms and subject to such conditions.
Section 1.2 Regulatory Approvals. It shall be a condition to the effectiveness of this Service Agreement that Liberty Mutual shall have obtained approval of this Service Agreement from those state insurance departments or other regulatory authorities, the approval of which is required for the effectiveness of this Service Agreement.
ARTICLE II
SERVICES PROVIDED BY AGENCY MARKETS
At the direction of the management of Liberty Mutual, Agency Markets shall provide services requested by Liberty Mutual and agreed to by Agency Markets (the “Services”), including without limitation:

(a) Claims Management Services: including (i) receipt, processing, settlement and payment of claims in the states of Alaska, Idaho, Montana, Oregon and Washington under the policies and contracts of workers compensation insurance issued by Liberty Mutual pursuant to requests from Liberty Mutual (the “Portfolio”); (ii) acknowledgement of the receipt of notices received from policyholders in connection with any claims; (iii) investigation of any claim, as necessary, to determine its validity and compensability, including verification of coverage and status information and utilization of any relevant documents and/or information made available to Agency Markets and advice to the appropriate person of the results of such investigation; (iv) notification to policyholders of declined claims and the reasons for such declinations; (v) response to any inquiry, complaint or request received from any policyholder, agent, broker, regulator or other interested party pertaining to or regarding any such claim, and recordation of such complaints in complaint logs to be maintained by Agency Markets on Liberty Mutual’s behalf; (vi) compliance with claims file maintenance, record retention and reconciliation requirements in conformity with the standards for performance set forth in this Service Agreement or as otherwise agreed by the parties; (vii) engagement and direction, as necessary, of attorneys, consultants or other professionals in connection with the processing, defense and handling or any such claims; (vii) defense of disputed claims; (ix) delivery of notices and other communications to policyholders; and (x) generally, all such other acts and things as are reasonably necessary or otherwise required in the administration of all such claims relating to the Portfolio;
(b) Additional Services; Curtailed Services. If Liberty Mutual requires from Agency Markets additional services that are not otherwise contemplated under this Service Agreement, the parties shall negotiate in good faith to reach a mutually acceptable arrangement under which such additional services shall be provided by Agency Markets. Such arrangements shall provide for Liberty Mutual to provide reasonable compensation to Agency Markets for such additional services. If Liberty Mutual curtails its requirement that Agency Markets provide certain of the Services that are contemplated under this Service Agreement, the parties shall negotiate in good faith to reach a mutually acceptable arrangement under which such curtailed services shall no longer be provided by Agency Markets. Such arrangement shall provide for Liberty Mutual to no longer provide compensation to Agency Markets for such curtailed services.
ARTICLE III
PERFORMANCE OF SERVICES
Agency Markets shall utilize its employees or employees of its affiliates within the Liberty Mutual Group to perform the Services; provided, however, that Agency Markets may retain such legal, financial, actuarial and other advisors and service providers, as Agency Markets reasonably deems necessary in its reasonable discretion to perform the Services in compliance with the terms and conditions of this Service Agreement. Agency Markets shall act in good faith, in a commercially reasonably manner, and in accordance with customary industry standards and applicable laws for the provision of the Services.

ARTICLE IV
LIBERTY MUTUAL’S RESPONSIBILITIES
Section 4.1 Duty to Oversee; Ultimate Responsibility; Hold Harmless. All Services provided by Agency Markets to Liberty Mutual shall be subject to oversight by Liberty Mutual. Liberty Mutual shall have the right to direct and control the business which is being serviced by Agency Markets on behalf of Liberty Mutual.
ARTICLE V
BOOKS AND RECORDS
Section 5.1 Books and Records Maintained by Agency Markets; Inspection Rights. Agency Markets shall maintain and retain for applicable periods, consistent with Liberty Mutual’s current policies and procedures or as required by law, books and records relating to the Portfolio and the Services provided hereunder (the “Books and Records”). Liberty Mutual, insurance regulatory authorities and their respective designated representatives shall have the right to inspect the Books and Records upon reasonable notice during Agency Markets’ normal business hours.
Section 5.2 Property of Liberty Mutual; Return After Termination; Inspection Rights. Agency Markets acknowledges and agrees that the Books and Records are and shall remain the property of Liberty Mutual. Agency Markets shall promptly return the Books and Records to Liberty Mutual upon the termination of this Service Agreement in accordance with Article 9.4; provided, however, that in the event that a dispute arises between Liberty Mutual and Agency Markets, Agency Markets shall have the right at any time after the termination of this Service Agreement and with reasonable prior notice to inspect the Books and Records returned to Liberty Mutual insofar as the Books and Records relate to such dispute, and to make copies thereof or extracts therefrom; and provided, further, that nothing in this Article V shall supersede, preclude or otherwise limit any discovery rights otherwise available to Agency Markets or Liberty Mutual.
ARTICLE VI
THE RELATIONSHIP BETWEEN LIBERTY MUTUAL AND AGENCY MARKETS
Agency Markets and Liberty Mutual agree that:
(a) Liberty Mutual and Agency Markets are not partners or joint venturers with each other, and nothing herein shall be construed so as to make them partners or joint venturers with each other, or to impose any liability as such on either of them. Agency Markets shall perform its duties hereunder as an independent contractor and not as an employee or agent of Liberty Mutual. Except as expressly granted in this Service Agreement or otherwise by the other party in writing, or as may be required by law, or as is necessary to perform the Services to be provided hereunder, no party shall have any authority, express or implied, to act on behalf of the other party or its subsidiaries.
(b) Agency Markets shall hold any amounts collected by it with respect to the Portfolio for the benefit of Liberty Mutual. Funds held in such account shall be remitted to Liberty Mutual, or transferred to a Liberty Mutual account, as directed by Liberty Mutual.
(c) Each party agrees to notify the other party within a reasonable time upon receipt of any written or oral communication from any state insurance department or any other government or regulatory department or agency of such department’s or agency’s intention to proceed with any administrative action, such as a hearing, fine, license suspension or revocation or similar action, against Liberty Mutual or Agency Markets, which administrative action relates in any way to Liberty Mutual’s or Agency Markets’ performance under this Service Agreement or which otherwise relates to the Portfolio.
(d) In the event that Liberty Mutual or Agency Markets or both are made parties to, or threatened with, any legal or regulatory proceeding arising out of or in connection with the Services or the Portfolio, it is agreed that they will promptly notify and cooperate fully with each other to defend, settle, compromise or otherwise resolve such legal or regulatory proceeding consistent with the intent of this Service Agreement.
(e) Agency Markets shall reasonably cooperate with Liberty Mutual in connection with the provision of the Services under this Service Agreement. Notwithstanding anything in this Service Agreement to the contrary, Liberty Mutual shall retain the ultimate authority to make all decisions with respect to the Services.
ARTICLE VII
SERVICE FEES AND EXPENSES
Section 7.1 Fees and Expenses. Charges, fees and expenses to be charged by Agency Markets and paid by Liberty Mutual hereunder for services rendered on the Portfolio until December 31, 2010 are set forth in “Fee Schedule — 2010” attached. Thereafter successive Fee Schedules will be negotiated and agreed by the parties and attached hereto. Fees for losses or loss adjustment expense are not included in this Agreement and will be billed directly to the file.
Section 7.2 Cost Recovery By Agency Markets. Notwithstanding anything herein to the contrary, Agency Markets shall be entitled to receive from Liberty Mutual, the amount of Agency Markets’ full actual cost of providing the Services hereunder, and therefore, if the fees charged do not equal Agency Markets’s full actual cost of providing the Services during the term hereof, then Liberty Mutual shall pay Agency Markets the amount of such deficiency as an additional fee hereunder.
Section 7.3 Accounts and Disbursements. Amounts owing between the parties shall be settled on a quarterly basis and payment of amounts owing shall be made within 45 days after the end of the calendar quarter.
ARTICLE VIII
DISPUTE RESOLUTION & INDEMNIFICATION
Section 8.1 Dispute Resolution.

i) Any controversy, claim or dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof (each, a “Dispute”) shall be resolved as set forth in this Article VIII.
          (a) Within ten (10) days or as soon as reasonably practicable after any party’s receipt of a notice of Dispute from the other party setting forth in detail and together with supporting documentation, if any, the nature and basis of the Dispute (the “Dispute Notice”), to the general counsel and the chief financial officer of Liberty Mutual and the general counsel and the chief financial officer of Agency Markets shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
          (b) If either the chief financial officer of Liberty Mutual or Agency Markets declares an impasse then within thirty (30) days after receipt of the Dispute Notice, the respective chief executive officers of Liberty Mutual or Agency Markets shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
          (c) If either the chief executive officer of Liberty Mutual or Agency Markets declares an impasse no earlier than sixty (60) days after receipt of the Dispute Notice (or such shorter period, if the parties so agree in writing), then, at the instruction of either party’s chief executive officer, the Dispute shall be referred to, and finally settled by, confidential and binding arbitration in accordance with the then-prevailing JAMS Streamlined Arbitration Rules and Procedures as modified as follows (the “Rules”):
                (i) There shall be three (3) neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within thirty (30) days after receipt of the demand for arbitration. The two (2) arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen (14) days of the designation of the second of the two (2) arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules.
                (ii) Each arbitrator appointed by a party shall be either an attorney with substantial experience with the property and casualty reinsurance and insurance industry and at least ten (10) years admission to the bar, or a property and casualty reinsurance and insurance industry professional of at least ten (10) years standing. The chair of the arbitral tribunal shall either be a practicing attorney with no less than ten (10) years of practice and experience as an arbitrator, with, if possible, experience relating to insurance or reinsurance disputes, or be a retired judge.

                (iii)The place of arbitration shall be Boston, Massachusetts, unless some other place is mutually selected by the parties. The arbitral tribunal shall be required to follow the law of the Commonwealth of Massachusetts. The decision of the arbitral tribunal shall be final and binding on the parties and shall be the sole and exclusive remedy between the parties regarding the matter presented to the arbitral tribunal, including any claims, counterclaims, issues or accounting presented to the tribunal. Judgment upon the decision may be entered in any court having jurisdiction. The arbitral tribunal is empowered to award any remedy provided for under applicable law and the terms of this Agreement, including injunction, specific performance or other forms of equitable relief. The arbitral tribunal is not empowered to award damages in excess of compensatory damages. Each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.
                (iv)Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.
          (d) Each party shall bear its own costs in any negotiations pursuant to Section 9(b) or Section 9(c) and any arbitration, provided that the parties shall share the fees and expenses of the arbitrators equally as well as any JAMS fees and expenses.
          (e) All negotiations conducted pursuant to Section 9(b) or Section 9(c) shall be confidential and shall be treated as compromise and settlement negotiations and may not be introduced as evidence of an admission against interest of either party.
          (f) Notwithstanding the foregoing provisions, either party may seek the provisional judicial remedy of a preliminary injunction or specific performance, if in its reasonable judgment such action is necessary to avoid irreparable harm. Without prejudice to such provisional remedies as may be available under the jurisdiction of such court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
          (g) The parties hereby submit to the jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts, for the purpose of seeking any provisional remedies as contemplated by Section 9(g). In any such action, suit or proceeding, each of the parties irrevocably and unconditionally waives, and agrees not to assert by way of motion, as a defense or otherwise, any claim that the party is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. To the fullest extent permitted by applicable law, each of the parties irrevocably waives all rights to trial by jury in any such action, suit or other proceeding.
Section 8.2 Indemnification by Agency Markets. Notwithstanding anything to the contrary in this Service Agreement, Agency Markets shall indemnify Liberty Mutual and its directors, officers, employees and agents against all claims, losses and reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) arising out of any action or inaction taken or omitted to be taken by Agency Markets or its agents, employees or subcontractors in connection with its obligations under this Service Agreement; provided, however, under no circumstances shall Agency Markets be liable or responsible for costs, fees or expenses associated with Portfolio claims.
Section 8.3 Indemnification by Liberty Mutual. Notwithstanding anything to the contrary in this Service Agreement, Liberty Mutual shall indemnify Agency Markets and its directors, officers, employees and agents against all claims, losses and reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) arising out of any action or inaction taken or omitted to be taken by Liberty Mutual or its agents, employees or subcontractors in connection with its obligations under this Service Agreement.
Section 8.4 Indemnification Procedure. Any payment to be made under this Article VIII shall be made within twenty (20) Business Days (as defined herein) of the delivery of notice of an uncontested claim for indemnification or, in the case of a contested claim, within twenty (20) Business Days of final determination of the amount for which indemnification will be made hereunder. Any amount not paid within such twenty (20) Business Day period shall bear simple interest at the 30-Day C.P. Rate from the twentieth (20th) day until the date of payment. As used in this Service Agreement, the term “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which the principal place of business of Agency Markets is closed or a day on which banking institutions in the City of Boston are generally authorized or obligated by law or executive order to close.
Section 8.5 Insurance. Each party agrees to maintain at its own expense during the term of this Service Agreement reasonable amounts of the following types of insurance: workers compensation and employees liability, general liability, business automobile liability, professional liability and fidelity bonds.
ARTICLE IX
TERMINATION
Section 9.1 Mutual Agreement. This Service Agreement may be terminated by mutual consent of Liberty Mutual and Agency Markets.
Section 9.2 Termination by Agency Markets. This Service Agreement may be terminated by Agency Markets:
(a) (i) upon ninety (90) days written notice, or (ii) upon forty-five (45) days written notice by Agency Markets if (1) Liberty Mutual becomes insolvent or files a voluntary petition in bankruptcy, rehabilitation or liquidation, or makes an assignment for the benefit of creditors, or (2) if a committee of creditors or other representatives is appointed to represent its business or an involuntary petition in bankruptcy, rehabilitation or liquidation is filed against it, and Liberty Mutual fails within thirty (30) days following the appointment of such committee or representative to cause the discharge of such committee or representatives or the dismissal of such petition, except to the extent that the receiver, liquidator or trustee confirms a part or all of the services to be provided by Agency Markets under this Service Agreement and continues to make payment in accordance with Article VII for the services so confirmed; or
(b) upon written notice by Agency Markets if Liberty Mutual fails to make payment of any fees or expenses in accordance with Article VII and such failure has not been cured within thirty (30) days after the date such payment was due.
Section 9.3 Termination by Liberty Mutual. This Service Agreement may be terminated by Liberty Mutual (i) upon ninety (90) days written notice, (ii) upon forty-five (45) days written notice if (l) Agency Markets becomes insolvent or files a voluntary petition in bankruptcy or liquidation, or makes an assignment for the benefit of creditors, or (2) if a committee of creditors or other representatives is appointed to represent its business or any involuntary petition in bankruptcy or liquidation is filed against it, and Agency Markets files within thirty (30) days following the appointment of such committee or representative to cause the discharge of such committee or representatives or the dismissal of such petition, or (iii) Agency Markets materially breaches the terms and conditions of this Service Agreement and such breach has not been cured within forty-five (45) days following written notice by Liberty Mutual setting forth the breach.
Section 9.4 Return of Books and Records to Liberty Mutual. In the event of termination of this Service Agreement by Liberty Mutual, (i) Liberty Mutual shall promptly arrange, at its sole cost, for the return to Liberty Mutual or transfer to another party of all of the Books and Records of Liberty Mutual provided to Agency Markets or created in the the provision of the Services, and (ii) Agency Markets shall cooperate fully with Liberty Mutual in such return or transfer.
Section 9.5 No Prejudice. The termination of this Service Agreement shall be without prejudice to any rights or liabilities of any party hereunder which shall have accrued prior to such termination, and shall not affect any provisions of this Service Agreement that are expressly or by necessary implication intended to survive such termination.
Section 9.6 Transition Period In the event of termination of this Service Agreement, Agency Markets shall continue to provide the Services at the then current Fee Schedule for a period that is reasonably necessary to enable the performance of the Services to be transferred to another party not to exceed ninety (90) days.
ARTICLE X
CONFIDENTIALITY
(a) As used in this Agreement, the term “Confidential Information” shall mean any and all information concerning the business, property, operations, policies of insurance, software, finances, claims information, practices and procedures, policyholder/client data, underwriting information, and reinsurance arrangements (including summaries, analyses, studies, or other compilations of such information) of Liberty Mutual derived in connection with the provision of the Services by Liberty Mutual, except such information which is or becomes available to the public other than as a result of disclosure by Agency Markets or the directors, officers, employees, agents, or representatives of Agency Markets, and shall include not only written information but also information stored or transferred orally, visually, electronically, or by an other means.
(b) Agency Markets will hold all Confidential Information confidential and will not disclose any Confidential Information to any party which is not an affiliate, except as may be required to provide the Services, as authorized in advance by Agency Markets in writing or otherwise, or as may be required by law, in which case Agency Markets shall promptly provide notice to Agency Markets that such Confidential Information has been so required by law so that Agency Markets may seek a protective order or other appropriate remedy. Agency Markets will use its commercially reasonable best efforts (but without out-of-pocket costs or expenses) to obtain or assist Agency Markets in obtaining such protective order or other appropriate remedy.
(c) Customer Data. Agency Markets agrees that should Liberty Mutual provide or allow access to information or identity of persons and entities insured by Liberty Mutual or to whom services are rendered by Liberty Mutual including non-public personally identifiable information of individuals and all of this material shall be treated as highly sensitive Confidential Information by Agency Markets. Agency Markets agrees: (1) to hold such information and/or materials as Confidential Information hereunder; (2) to use such materials and/or information only to perform Services on behalf of Liberty Mutual; (3) to delete, destroy, and/or return such material and information upon completion of the Services rendered to Liberty Mutual. Except for the purposes of carrying out this Agreement, Agency Markets shall not disclose or use any non-public personally identifiable information about an insured or claimant provided by Liberty Mutual to Agency Markets. “Non-public personally identifiable information” is financial or medical information of or concerning a private person, which has been obtained from sources that are not available to the general public or obtained from the person who is the subject and may include data elements such as names and addresses of individuals. Such information shall not be reproduced or shared with any other party except those entities with which Agency Markets may from time to time contract in accordance with the fulfillment of the terms of this Agreement and which disclosure shall comply with all state and federal statutes and regulations governing the disclosure of medical records and non-public personally identifiable information, including any state or federal laws pertaining to the confidentiality of medical records. Agency Markets shall promptly adopt and implement security procedures to protect Liberty Mutual/Claimant Information from improper disclosure or use, such procedures to be in compliance with all applicable federal and state regulatory requirements and will immediately notify Liberty Mutual of any breach or suspected breach of data security.
(d) Exclusions. For purposes hereof, “Confidential Information” will not include any information that the Receiving Party can establish by convincing written evidence: (i) was independently developed by the Receiving Party without use of or reference to any Confidential Information belonging to the Disclosing Party; (ii) was acquired by the Receiving Party from a third party having the legal right to furnish same to the Receiving Party; or (iii) was at the time in question (whether at disclosure or thereafter) generally known by or available to the public (through no fault of the Receiving Party).
(e) Required Disclosures. These confidentiality obligations will not restrict any disclosure required by order of a court or any government agency, provided that the Receiving Party gives prompt notice to the Disclosing Party of any such order and reasonably cooperates with the Disclosing Party at the Disclosing Party’s request and expense to resist such order or to obtain a protective order.
ARTICLE XI
MISCELLANEOUS
Section 11.1 Assignment. None of the parties hereto shall assign or transfer or permit the assignment or transfer of this Service Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. All such assignments shall be subject to all necessary regulatory approvals.
Section 11.2 Amendments and Waivers. This Service Agreement may not be amended, and none of its provisions may be modified, except expressly by a written instrument signed by the parties hereto. No failure or delay of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver by a party of any provision of this Service Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.
Section 11.3 Entire Agreement. This Service Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements, and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.
Section 11.4 Governing Law. This Service Agreement shall be deemed to have been made under and governed by the laws of the Commonwealth of Massachusetts, except for the portion of such laws having to do with conflicts of law.
Section 11.5 Notices. All notices and other communications under this Service Agreement shall be in writing and shall be delivered personally, or sent by confirmed facsimile transmission or nationally recognized overnight delivery service. Any such notice or other communication shall be deemed given upon actual delivery in each case to the following addresses:
(a) If to Liberty Mutual to:
Sandra Thibault
Financial Officer

Liberty Mutual, Middle Markets
Liberty Mutual Group
175 Berkeley Street
Boston, MA 02116-5066
     With a copy to:
Stan Hiers, Counsel
Liberty Mutual, Commercial Markets
Liberty Mutual Group
175 Berkeley Street
Boston, MA 02116-5066
(b) If to Agency Markets to:
Michael J. Fallon, Chief Financial Officer
Liberty Mutual Agency Markets
Liberty Mutual Group
175 Berkeley Street
Boston, MA 02116-5066
     With a copy to:
Edmund Kenealy, Vice President and General Counsel
Liberty Mutual Agency Markets
Liberty Mutual Group
175 Berkeley Street
Boston, MA 02116-5066
Section 11.6 No Third Party Beneficiaries. Nothing in this Service Agreement is intended to confer any rights or remedies under or by reason of this Service Agreement on any parties other than Liberty Mutual, Agency Markets, a party entitled to identification under Article IX and their respective heirs, executors, successors, and assignees. Nothing in this Service Agreement is intended to relieve or discharge the obligations or liability of any third parties to Liberty Mutual or Agency Markets. No provision of this Service Agreement shall give any third parties any right of subrogation or action over or against Liberty Mutual or Agency Markets.
Section 11.7 Counterparts. This Service Agreement may be executed in two or more counterparts, each of which shall be deemed to be original, but all of which shall constitute one and the same instrument.

Section 11.8 Interpretation. The descriptive headings are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of this Service Agreement.
Section 11.9 Legal Enforceability. Any term or provision of this Service Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Service Agreement or affecting the validity or enforceability of any of the terms or provisions of this Service Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
IN WITNESS WHEREOF, this Service Agreement has been duly executed.

LIBERTY MUTUAL INSURANCE COMPANY

By:	/s/ George Doonan

Name:	George Doonan
Title:	Chief Financial Officer, Commercial Markets

PEERLESS INSURANCE COMPANY
By:	/s/ Michael J. Fallon

Name:	Michael J. Fallon
Title:	Chief Financial Officer

Fee Schedule -2010
Service Fees payable by Liberty Mutual to Agency Markets for the service period December 31, 2009 to December 31, 2010 are set forth below. Amounts payable hereunder will be direct charges between the parties.

Middle
Markets
Fee Based on Projected Number of New Claims Reported in 2010	$1,331,692

If the aggregate number of new Liberty Mutual claims actually reported to Agency Markets pursuant to this Agreement is greater than 105% of the number of new claims projected for 2010, Liberty Mutual will pay the reconciliation rate per claim shown below for each claim in excess of 105% of the number of new claims projected for 2010:
Indemnity Claims: $721
Medical Only Claims: $168
If the aggregate number of new Liberty Mutual claims actually reported to Agency Markets pursuant to this Agreement is less than 95% of the number of new claims projected for 2010, Agency Markets will refund the reconciliation rate per claim shown below for the difference between the number of claims actually reported and 95% of the number of new claims projected for 2010:
Indemnity Claims: $721
Medical Only Claims: $168